FORM OF RESTAURANT MANAGEMENT AGREEMENT dated July 30, 2014 between the Company and each of Frisch West Chester, Inc., Frisch Hamilton West, Inc. and Frisch New Richmond Big Boy, Inc.
EXHIBIT 10.4

RESTAURANT MANAGEMENT AND OPERATIONS AGREEMENT
THIS RESTAURANT MANAGEMENT AND OPERATIONS AGREEMENT (“Agreement”) is made as of July 29, 2014 by and between Frisch Ohio, LLC (“Manager”) and (Name of Licensee)

 (the “Licensee”);
WHEREAS, the Licensee is the owner of a Frisch’s restaurant located at 1052 Old US Highway 52, New Richmond, Ohio 45157 (the "Restaurant") pursuant to the terms of a License Agreement by and between Frisch’s Restaurants, Inc. (“Frisch’s”) and Licensee first effective as of August 1, 2005 (the “License Agreement”); and
WHEREAS, the Manager, Frisch’s and other Frisch’s subsidiaries (“Predecessors”) have historically operated the Restaurant for Licensee pursuant to an oral agreement by and between the Manager or its Predecessors and the Licensee; and
WHEREAS, the Manager and the Licensee desire to more fully detail the terms of the arrangement whereby the Manager will operate the Restaurant for Licensee on the terms and conditions which are set forth herein; and
WHEREAS, This Agreement supersedes the terms of any prior agreement between Manager or its Predecessors and Licensee with regard to the operation of the Restaurant;
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises which are set forth herein, the parties hereby agree as follows:

1.	RETENTION OF MANAGER
1.1     Relationship of the Parties. Manager has been retained by Licensee as an independent contractor to operate, maintain and manage the Restaurant on behalf of Licensee (the “Services”). Neither Manager nor any of its employees, subcontractors or agents shall be deemed to have any other status, except that Manager is the agent of Licensee to the limited extent that this Agreement expressly grants Manager the authority to act on behalf of Licensee.
1.2     Representatives. Licensee and Manager shall each designate a representative ("Designated Representative") to act on its behalf in overseeing the performance of this Agreement. Licensee and Manager may change their respective Designated Representatives upon written notice to the other party given as provided in this Agreement. Designated Representatives shall be the primary means for communication and all other interactions between Licensee and Manager that are required under this Agreement. Designated Representatives shall have the power and authority to bind their respective principals under the terms of this Agreement, with any required internal corporate approvals with respect to such authority being the responsibility of each representative to obtain from his or her principal.
2.EFFECTIVE DATE AND TERM.
This Agreement shall be effective as of July 29, 2014 (the “Effective Date”). The “Initial Term” of the Agreement shall begin on the Effective Date and end on July 28, 2019. The Agreement shall thereafter annually be extended for a maximum of five one-year additional periods (each an “Extended Term”) unless and until Manager or Licensee exercises its rights to terminate the Agreement as provided in Section 9.1. The Initial Term and any Extended Terms shall collectively be the “Term” of this Agreement. Either party may exercise its rights to terminate the Agreement, as provided in Article 9. This Agreement shall immediately terminate upon the termination or expiration of the License Agreement.

3    AUTHORITY
3.1    Duties and Responsibilities. Manager is responsible for the day-to-day operation, direction, management and supervision of the Restaurant, including:

(a)	staffing the Restaurant with an adequate number of personnel, who shall be employees of Manager and who shall be hired, trained, supervised and discharged by Manager;
ordering the necessary food and supplies, which may be supplied by Frisch’s commissary or by other vendors;

(b)	purchasing advertising to supplement advertising provided by Frisch’s under the License Agreement;

(c)
authorizing all other expenditures normally incurred in the day to day operation of the Restaurant including contracting with Frisch’s or its subsidiaries to provide goods and services at competitive prices;

(d)	collecting and depositing receipts into the Restaurant’s Operating Account, as more fully described in Article 6;

(e)	paying all expenses of the operation of the Restaurant, including the Management Fee more fully described in Article 5, from the Restaurant’s Operating Account;

(f)	maintaining the financial books and records of the Restaurant and providing regular reports of the revenues, expenses, profits and losses of the Restaurant, as more fully described in Article 7;

(g)
maintaining cash reserves in the Restaurant’s Operating Account in an amount sufficient to fund the ordinary operations of the Restaurant; and notifying the Licensee if cash reserves require replenishment by Licensee.

(h)	meeting with Licensee, at Licensee’s request, to discuss Licensee’s observations and requests in connection with maintaining and operating the Restaurant;
3.2    Limitation on Manager's Authority. In addition to any other limitations on Manager's authority set forth in this Agreement, Manager shall not, without Licensee's written approval, take any of the following actions with respect to the Restaurant:

(a)	enter into any contract unrelated to the day to day operation of the Restaurant, or any contract which has a duration of more than one year; or

(b)	enter into any lease, license, concession or other occupancy agreement; or

(c)	enter into any arrangement for the employment of any professional; or

(d)	enter into a contract of insurance; or

(e)	settle any litigation or claims against Licensee; or

(f)	extend any credit on behalf of the Licensee to a third party; or

(g)	borrow money, issue any guarantees or incur any interest or contingent obligation, except ordinary trade debt; or

(h)	sell, transfer or otherwise dispose of all or any portion of the assets of the Restaurant, except for the sale of inventory in the ordinary course of business; or

(i)	provide complimentary food or drink to any Restaurant patrons other than in the ordinary course of operating the Restaurant; or

(j)	acquire any capital assets or interest therein; or

(k)	finance, refinance or otherwise encumber the Restaurant or any portion thereof; or

(l)	establish cash reserves for capital replacements or improvements; or

(m)	make distributions to Licensee’s shareholders; or

(n)	take any other action that is prohibited under the terms of this Agreement or requires the approval of Licensee.
3.3    Limitation of Responsibility. Nothing within this Article 3 or otherwise within this Agreement shall be interpreted as Manager’s representation as to the profitability or success of the Restaurant and the Manager shall not be responsible for the attainment or failure to attain any level of profitability or loss of the Restaurant. In no event shall Manager have an obligation to replenish the operating cash reserves of Licensee from its own funds.

4.	OPERATION OF RESTAURANT
4.1     Hours of Operation. Manager agrees to open the Restaurant for business seven days a week at hours as Licensee and Manager may mutually agree.
4.2    Personnel Standards. Manager shall provide as reasonably necessary all labor and professional, supervisory and managerial personnel as are required to perform the Services. Such personnel shall be qualified to perform the duties to which they are assigned. All individuals employed by Manager to perform the Services shall be employees of Manager, and their working hours, rates of compensation and all other matters relating to their employment shall be determined solely by Manager. With respect to labor matters, hiring personnel, and employment policies, Manager shall comply with all applicable laws. Manager also shall act in a reasonable manner that is consistent with the intent and purpose of this Agreement.
4.3    Laws. Manager shall comply with all laws applicable to the operation, maintenance and management of the Restaurant and the performance of the Services. Manager also shall file such reports, notices, and other communications as may be required by any governmental agency regarding the Restaurant.
4.4    No Liens or Encumbrances. Manager shall maintain the Restaurant free and clear of all liens and encumbrances resulting from any action of Manager or work done at the request of Manager, except for such liens or encumbrances that result directly from nonpayment by Licensee of amounts due and owing to Manager under this Agreement.
4.5    Licensee Responsibilities.
4.5.1    Property. Licensee shall provide to the Manager access to the Restaurant so as to enable the Manager to provide the Services under this Agreement. The cost of all equipment modifications, overhauls and all capital improvements shall be the responsibility of the Licensee.
4.5.2    Budget. If the Licensee so requests, Manager shall create an annual operating budget for the Restaurant and shall present the operating budget to the Licensee for review on an annual basis.

5.	MANAGEMENT FEE.
So long as this Agreement is in full force and effect, and Manager is not in default hereunder, Manager shall be entitled to a “Management Fee” which shall be paid at regular intervals as determined by Manager. These fees are different from and do not include fees owed by Licensee to Frisch’s under the License Agreement. The Management Fee consists of:
(a)    A pro-rata portion of the budgets of Frisch’s Unit Accounting Department, Accounts Payable Department, Cash Management Department, and Information Services Department, calculated in the same way that Frisch’s allocates these costs to other restaurants operated by Manager;
(b)    A pro-rata portion of Frisch’s Human Relations Department budget, calculated in the same way that Frisch’s allocates these costs to other restaurants operated by Manager;
(c)    A pro-rata portion of Frisch’s POS Department budget, calculated in the same way that Frisch’s allocates these costs to other restaurants operated by Manager;
(d)    A pro-rata portion of Manager’s fully burdened cost for employees providing the Services to Licensee. For this purpose, the fully burdened cost of an employee shall be the employee’s compensation, cost of benefits provided to the employee, and the cost of payroll related taxes paid on account of the employee’s compensation. The cost of providing any self-insured benefits, including a self-insured substitute for a payroll tax based benefit, shall be included in the fully burdened cost of the employee in the same way that Frisch’s allocates these costs to other restaurants operated by Manager. For an employee who customarily spends time each week at more than one location (such as a supervisor or district manager), the pro-rata portion of that employee’s fully burdened cost allocable to Licensee shall be determined in the same way that Manager allocates the employee’s fully burdened cost to other restaurants operated by Manager.

6.	OPERATING ACCOUNT
Daily cash receipts shall be deposited in an account (the "Operating Account") at a bank selected by the Licensee, and title to the Operating Account shall be in Licensee's name. Licensee shall be the signatory on the Operating Account and all costs and expenses of operating the Restaurant, including the Management Fee shall be paid from the Operating Account. For convenience, Manager may authorize collection of all credit card receipts by Frisch’s Cash Management Department or other Frisch’s department charged with collection of credit card receipts, provided that Frisch’s disburses all net receipts (gross charges less fees charged by Frisch’s third party credit card processor) to the Operating Account within 24 hours after collection by Frisch’s. It shall be Manager’s responsibility to confirm that all Restaurant credit card charges run through Frisch’s POS system are properly identified as receipts originating at the Restaurant. Manager shall obtain from Frisch’s, for the financial records of Licensee, regularly issued reports of credit card charges originated in the Restaurant. The Manager shall prepare all accounts payable checks for delivery to the Licensee for execution and it shall be Manager’s responsibility to deliver all signed checks to the appropriate vendor, including to the Manager. However, for its convenience, Licensee authorizes Manager to issue checks with Licensee’s printed signature. Licensee may revoke this authorization at any time by written notice to Manager as provided in Article 13.
7.REPORTING
7.1    Periodic Delivery. The License Agreement requires Licensee to deliver a monthly accounting statement to Frisch’s. It shall be Manager’s responsibility to deliver to Licensee, on or prior to the second day following the end of each four week accounting period during the Term, detailed statements (collectively, the “Periodic Statements”) of profit and loss, gross revenues, operating expenses and other reports, in a form satisfactory to Frisch’s, which Licensee can deliver to Frisch’s to satisfy its reporting obligations. Nothing in this sub-section 7.1 shall relieve Licensee of its duty to review the Periodic Statements for completeness and accuracy, prior to delivering them to Frisch’s.
7.2    Audit Right. Licensee shall have the right, at any time during the Term, through its employees, accountants or other representatives, to audit the financial books and records of the Restaurant maintained by Manager. Manager shall cooperate with Licensee in connection with any such audits in all reasonable respects, including, without limitation, making available for review and copying by Licensee, Licensee's employees, accountants or other representatives, all of the financial books and records relating to the Restaurant. If any such audit shall indicate that additional amounts are due to Licensee under the Agreement, Manager shall pay any undisputed amounts within 10 days after notice.
8.INSURANCE
8.1    Licensee Coverage Requirements. At all times during the Term, Licensee shall obtain on its own behalf and maintain the following insurance with respect to the Restaurant. Licensee shall name Manager and Frisch’s as additional insureds and loss payees where appropriate; in order to protect Manager and/or Frisch’s from and against any liability. Licensee authorizes Manager to pay premiums for this insurance coverage from the Operating Account.

(a)
"all-risk" insurance covering the Restaurant, including its furniture, equipment and decoration, against loss or damage from normal property perils, in aggregate amounts which shall be not less than 100% percent of replacement cost thereof (without depreciation or coinsurance) and as required to meet then-current building, health and safety codes and other applicable laws;

(b)
business interruption insurance covering loss of income to both Licensee and Manager for a period of 12 months resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in this Article;

(c)
commercial general liability insurance, in an amount not less than a single limit of $1,000,000 for each occurrence in or about the Restaurant and a combined limit of $3,000,000 for multiple occurrences in or about the Restaurant, for personal injury and death and property damage, as well as coverage for products and completed operations, in such amount against all claims arising out of alleged:

(i)bodily injury,
(ii)death,
(iii)property damage,
(iv)assault or battery,
(v)false arrest, detention or imprisonment or malicious prosecution,
(vi)libel, slander, defamation or violation of the right of privacy,
(vii)wrongful entry or eviction, or
(viii)food poisoning; and

(d)	comprehensive crime insurance, including fidelity bond coverage (including but not limited to computer theft coverage) in an amount equal to not less than:
(i)    $25,000 for employee dishonesty, forgery and alteration;
(ii)    $10,000 for theft of money; and
(iii)    $1,500 for receipt of counterfeit money or money orders.
Nothing herein shall eliminate any requirement of the Licensee to obtain any insurance as required by the terms of the License Agreement.
8.2    Manager Coverage Requirements. Manager shall provide worker's compensation insurance in amounts not less than the amounts prescribed by applicable law provided however, that the Manager may provide coverage through its self-insured arrangement in accordance with Ohio law;
8.3    Form of Insurance and Insureds. Manager shall have no interest in property damage insurance and shall not be named as a loss payee thereunder. If necessary, the crime insurance may be issued in the name of Manager with Licensee as an additional insured and loss payee. The property damage insurance policy shall provide, if available at reasonable cost, that the insurance company will have no right of subrogation against Manager or its affiliates, agents or employees, unless there is gross negligence on the part of Manager.
9.    TERMINATION
9.1    Termination at the End of Term. Upon written notice delivered by Manager or Licensee at least 90 days prior to the end of the Initial Term or any Extended Term, this Agreement shall expire on the last day of the then operative Term. Furthermore, this Agreement shall immediately terminate upon the termination of the License Agreement.
9.2    Immediate Termination by Licensee. Licensee may terminate this Agreement immediately upon the bankruptcy of Manager. If the Agreement is terminated by Licensee pursuant to this Section 9.2, Manager shall be compensated for all Management Fees due through the date of termination.
9.3    Termination Upon Notice by Licensee. Licensee may terminate this Agreement upon 10 days prior written notice to Manager if:
(a)    Manager violates, or consents to a violation of, any laws applicable to the Services, where the violation has or may have a material adverse effect on the operation of the Restaurant and Manager does not cure such violation within 30 days (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided Manager diligently commences and pursues such cure and indemnifies Licensee for all related costs, of whatever kind);
(b)    Manager materially breaches its duties in the performance of the Services, if Manager does not cure such breach within 30 days from the date of Manager’s receipt of notice from Licensee demanding cure (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided Manager diligently commences and pursues such cure and indemnifies Licensee for all related costs, of whatever kind); or
(c) a Force Majeure Event occurs that is not remedied within 120 days of its initial occurrence.
If the Agreement is terminated by Licensee pursuant to this Section 9.3, Manager shall be compensated for all Management Fees due through the date of termination.
9.4    Other Termination Upon Notice by Licensee. Licensee may terminate this Agreement with 2 months prior written notice to Manager, upon the occurrence of:
(a)    a sale or transfer by Licensee of its rights in the Restaurant or a sale or transfer of all or substantially all of the assets of or interests in Licensee; or
(b)    a determination by Licensee that, for any reason, it no longer intends to continue operation of the Restaurant.
If the Agreement is terminated by Licensee pursuant to this Section 9.4, Manager shall be compensated for all Management Fees due through the date of termination.
9.5    Termination by Manager. Manager may terminate this Agreement for cause upon 15 days prior written notice to Licensee in the event of:
(a)    Licensee’s Bankruptcy;
(b)    Licensee’s failure to perform in a timely manner any of its material obligations under this Agreement and such failure is not cured within 30 days of Licensee’s receipt of a notice from Manager demanding cure (or, if not curable within 30 days, within such period of time as is reasonably necessary, but in no event more than 90 days, provided that Licensee diligently commences and continues to pursue such cure); or
(c) Licensee’s breach of any of its obligations under the terms of the License Agreement.
9.6    Restaurant Condition at End of Term. Upon expiration or termination of this Agreement, Manager shall remove its personnel from the Restaurant. Manager shall leave the Restaurant in as good condition as it was on the Effective Date, normal wear and tear and casualty excepted. Manager shall be paid all unpaid Management Fees. Licensee shall indemnify and hold Manager harmless for all liabilities arising out of events and obligations arising from the operation of the Restaurant following the end of the Term. Manager shall use commercially reasonable efforts to cooperate with Licensee or a succeeding operator to assure that the operations, maintenance and management of the Restaurant are not disrupted.
10.    INDEMNIFICATION AND LIABILITIES
10.1 Indemnification by Manager. Manager shall indemnify, defend and hold Licensee, its shareholders, and their respective officers, directors, employees, agents, affiliates and representatives (the "Licensee Indemnified Parties") harmless from and against any and all third party claims (in whatever form and to the fullest extent permitted by law) arising out of or in any way connected with, but only to the extent of, any negligence, fraud or willful misconduct of Manager or anyone acting on Manager's behalf or under its instructions, in connection with this Agreement and Manager's obligations thereunder. Any costs or expenses incurred by Manager pursuant to its indemnity obligations under this Section 10.1, including the cost of deductibles with respect to the insurance maintained by Manager or Licensee pursuant to this Agreement or losses in excess of such insurance coverage, shall not constitute a Management Fee under this Agreement.
10.2    Indemnification by Licensee. Licensee shall indemnify, defend and hold Manager, its shareholders, officers, directors, employees, agents, affiliates and representatives (the "Manager Indemnified Parties") harmless from and against any and all third party claims (in whatever form and to the fullest extent permitted by law) arising out of or in any way connected with, but only to the extent of, any negligence, fraud or willful misconduct of Licensee or anyone acting on Licensee's behalf or under its instructions (other than Manager and its suppliers, subcontractors, venders, and their subcontractors and vendors and any employee or agent of the foregoing), in connection with this Agreement and Licensee's obligations thereunder.
10.3    Environmental Liability.
10.3.1    Manager Liability. Manager and its Predecessors shall not be responsible for claims directly or indirectly related to hazardous materials present at the Restaurant before the date that Manager or its Predecessors operated the Restaurant on Licensee’s behalf (the “Operating Period”). Manager and its Predecessors shall also not be responsible for claims directly or indirectly related to hazardous materials present at the Restaurant during the Operating Period unless the claim results from Manager’s or its Predecessor’s gross negligence. Licensee shall defend, indemnify and hold Manager and Predecessors harmless against claims for which Manager and its Predecessors have no responsibility.
10.3.2    Licensee Liability. Licensee shall not be responsible for claims directly related to hazardous materials at the Restaurant arising out of Manager’s or Manager’s Predecessors’ gross negligence in their operation of the Restaurant. This provision of the Agreement shall not be construed to require Manager to take corrective action with respect to any hazardous materials at the Restaurant before the Operating Period commenced.
10.3.3    Governmental Actions. If action is required at the Restaurant to comply with any applicable environmental laws, other than compliance for which Manager has liability under Sub-Section 10.3.2, Licensee shall be responsible for the costs of compliance. Manager shall not incur costs on Licensee’s behalf until Licensee has given prior written consent, unless a governmental authority requires Manager to incur such costs and expenses prior to obtaining such written consent.
11.    LIMITATIONS OF LIABILITY
11.1    Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, Manager and Licensee each agree not to assert against the other any claim, demand or suit for consequential, incidental, indirect or special damages arising from any aspect of the performance or nonperformance of the other party or any third-party engaged by such other party under this Agreement, and each party hereto waives any such claim, demand or suit against the other in connection with this Agreement.
11.2    Personal Liability Limited. Manager and Licensee each understand and agree that there shall be absolutely no personal liability on the part of any of the shareholders, members, partners, officers, employees, directors, agents, authorized representatives or Affiliates of Licensee or Manager for the payment of any amounts due hereunder, or performance of any obligations hereunder. Manager shall look solely to the assets of Licensee for the satisfaction of each and every remedy of Manager in the event of any breach by Licensee. Licensee shall look solely to the assets of Manager for the satisfaction of each and every remedy of Licensee in the event of any breach by Manager.
11.3    Survival. The parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement, and shall apply at all times (unless otherwise expressly indicated), regardless of fault, negligence, strict liability, or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the shareholders, members, partners, principals, officers, employees, controlling persons, executives, directors, agents, authorized representatives, and affiliates of such party.
11.4    Exclusivity. The provisions of this Agreement constitute Manager's and Licensee's exclusive obligations to each other in connection with Manager’s operation of the Restaurant, and Licensee hereby releases Manager, and Manager hereby releases Licensee, from any other liability.
12.     RESOLUTION OF DISPUTES
12.1    Resolution Through Discussions. If any dispute or difference of any kind (a “Dispute") arises between Licensee and Manager in connection with, or arising out of, this Agreement, the Licensee and Manager within 30 days shall attempt to settle such Dispute in the first instance through discussions. The designated representatives of Licensee and Manager shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of such Dispute. If the representatives are unable to resolve the Dispute within five business days, the Dispute shall be referred within two business days of the lapse of the five business day period to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until the responsible senior management of Licensee and Manager have had at least five business days to resolve the Dispute following referral of the Dispute to them. If the parties are unable to resolve the Dispute using the procedure described in this section, either party may deliver notice to the other party of its intent to submit the Dispute to arbitration ("Arbitration Notice"). The Arbitration Notice shall include the specific issues concerning the Dispute which must be resolved by the arbitration.
12.2    Arbitration. Any Dispute arising out of, or in connection with, this Agreement and not settled by the procedure prescribed in Section 12.1, shall (regardless of the nature of the Dispute) be finally settled by binding arbitration by a single, mutually agreeable arbitrator, who is knowledgeable in the restaurant management field, and shall be conducted under the rules of the American Arbitration Association then in effect, in Cincinnati, Ohio. Each party shall submit its final offer for resolution of the dispute to the arbitrator, whose sole task shall be to select one of the two final offers. The parties shall provide arbitrator with such additional information as arbitrator may request, in order to determine which offer to select. The arbitrator’s decision and award will be final and binding. The arbitrator may, as a part of the arbitration award, permit the prevailing party to recover all or part of its attorney’s fees and other out-of-pocket costs incurred in connection with such arbitration. The arbitrator will not have authority to modify or expand any of the provisions of this Agreement.
12.3    Continued Performance. During the pendency of any arbitration, Manager and Licensee shall continue to perform their obligations under this Agreement.
13.    MISCELLANEOUS PROVISIONS
13.1    Assignment. Neither Licensee nor Manager may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto.
13.2    Force Majeure. If either Licensee or Manager is rendered wholly or partially unable to perform its obligations under this Agreement (other than payment obligations) due to a Force Majeure Event, the party affected by such Force Majeure Event shall be excused from whatever performance is impaired by such Force Majeure Event, provided that the affected party promptly, upon learning of such Force Majeure Event and ascertaining that it will affect its performance hereunder, (i) promptly gives notice to the other party stating the nature of the Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect and (ii) uses its reasonable commercial efforts to remedy its inability to perform.. The suspension of performance shall be of no greater scope and no longer duration than that which is necessary. No obligations of either party which arose before the occurrence causing the suspension of performance and which could and should have been fully performed before such occurrence shall be excused as a result of such occurrence. The burden of proof shall be on the party asserting excuse from performance due to a Force Majeure Event.
For the purpose of this Agreement, "Force Majeure Event" means an event, condition or circumstance beyond the reasonable control of, and not due to the fault or negligence of, the party affected, and which could not have been avoided by due diligence and use of reasonable efforts, which prevents the performance by such affected party of its obligations hereunder; provided, that a "Force Majeure Event" shall not be deemed to have occurred or to be continuing unless the party claiming Force Majeure complies with the requirements of this Section 13.2.
13.3    Amendments. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both parties.
13.4    Survival. Notwithstanding any provisions herein to the contrary, the obligations set forth in Articles 10, 11, 12 and 13, shall survive in full force despite the expiration or termination of this Agreement.
13.5    No Waiver. It is understood and agreed that any delay, waiver or omission by Licensee or Manager with respect to enforcement of required performance by the other under this Agreement shall not be construed to be a waiver by Licensee or Manager of any subsequent breach or default of the same or other required performance on the part of Licensee or Manager.
13.6    Notices. All notices and other communications (collectively "Notices") required or permitted under this Agreement shall be in writing and shall be given to each party at its address or fax number set forth in this Section 13.6 or at such other address or fax number as hereafter specified as provided in this Section 13.6. The individuals listed below shall also serve as the Designated Representatives of the respective parties. All Notices shall be (i) delivered personally or (ii) sent by fax, electronic mail, or certified mail (return receipt requested and postage prepaid), or (iii) sent by a nationally recognized overnight courier service. Notices shall be deemed given (A) when transmitted if sent by fax, or electronic mail (provided the transmittal is confirmed), or (B) upon receipt by the intended recipient if given by any other means. Notices shall be sent to the following addresses:
To Manager:
Mark R. Lanning, Vice President-Finance and Chief Financial Officer
Frisch Ohio, LLC
2800 Gilbert Avenue
Cincinnati, Ohio 45206

To Licensee:
Craig F. Maier, President (or Trustee)
(name of Licensee)_______________
2800 Gilbert Avenue
Cincinnati, Ohio 45206
13.7    Representations and Warranties. Each party represents and warrants to the other party that:
(a) such party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby;
(b) to the best of such party's knowledge, the execution, delivery and performance by such party of this Agreement, does not and will not materially conflict with any legal, contractual, or organizational requirement of such party; and
(c) there are no pending or threatened legal, administrative, or other proceedings that if adversely determined, could reasonably be expected to have a material adverse effect on such party's ability to perform its obligations under this Agreement.
13.8    Counterparts. The parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both parties constitute one instrument. Thereafter, each counterpart shall be deemed an original instrument as against any party who has signed it.
13.9    Governing Law. This Agreement is executed and intended to be performed in the State of Ohio and the laws of the State of Ohio, without regard to conflict of laws principles, shall govern its construction, interpretation and effect.
13.10    Partial Invalidity. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired or invalidated.
13.11    Captions. Titles or captions of Sections contained in this Agreement are inserted as a matter of convenience and for reference, and do not affect the scope or meaning of this Agreement or the intent of any provision hereof.
13.12    License Agreement. Nothing within this Agreement shall operate to modify or mitigate against any obligation of the Licensee under the terms of the License Agreement or any other agreement between the Licensee and the Manager, Frisch’s or any other subsidiary of Frisch’s, including, but not limited to the POS Help Desk Support Agreement which runs concurrently with the term of the License Agreement by and between Frisch’s Restaurants, Inc. and the Licensee,] or any Product Supply Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.
MANAGER    LICENSEE

FRISCH OHIO, LLC	(NAME OF LICENSEE).
By:            By:
Its:            It’s:
Date:            Date:

842336.1

Frisch’s Franchisee Restaurant     1
Management and Operations Agreement
2629812.8
5/14